Exhibit 4.7

Schedule of Officers’ Certificates

delivered pursuant to Section 301 of the Indenture dated September 10, 1997 by and between Waste Management, Inc. and The Bank of New York Mellon Trust Company, N.A., as

Trustee, establishing the terms and form of Waste Management, Inc.’s Outstanding Senior Notes

Principal Amount Issued	Principal Amount Outstanding	Interest Rate (per annum)	Issue Date	Maturity Date	CUSIP	Interest Payment Dates
$600 million	$258 million	7.00%	7/17/1998	7/15/2028*	902917AH6	January 15; July 15
$250 million	$81 million	7.375%	1/21/2000	5/15/2029*	94106LAG4	May 15; November 15
$500 million	$144 million	7.75%	1/3/2003	5/15/2032*	94106LAN9	May 15; November 15
$600 million	$246 million	6.125%	11/17/2009	11/30/2039	94106LAV1	May 30; November 30
$350 million	$156 million	3.50%	5/8/2014	5/15/2024	94106LAZ2	May 15; November 15
$600 million	$422 million	3.125%	2/26/2015	3/1/2025	94106LBA6	March 1; September 1
$450 million	$297 million	3.90%	2/26/2015	3/1/2035	94106LBB4	March 1; September 1
$750 million	$416 million	4.10%	2/26/2015	3/1/2045	94106LBC2	March 1; September 1
$500 million	$500 million	2.40%	5/16/2016	5/15/2023	94106LBD0	May 15; November 15
$750 million	$750 million	3.15%	11/8/2017	11/15/2027	94106LBE8	May 15; November 15
$1 billion	$684 million	4.15%	5/22/2019	7/15/2049	94106LBK4	January 15; July 15
$500 million	$500 million	0.75%	11/17/2020	11/15/2025	94106LBL2	May 15; November 15
$500 million	$500 million	1.15%	11/17/2020	3/15/2028	94106LBN8	March 15; September 15
$1 billion	$1 billion	1.50%	11/17/2020	3/15/2031	94106LBP3	March 15; September 15
$500 million	$500 million	2.50%	11/17/2020	11/15/2050	94106LBM0	May 15; November 15
$475 million	$475 million	2.00%	5/12/2021	6/1/2029	94106LBQ1	June 1; December 1
$475 million	$475 million	2.95%	5/12/2021	6/1/2041	94106LBR9	June 1; December 1
$1 billion	$1 billion	4.15%	5/12/2022	4/15/2032	94106LBS7	April 15; October 15

*

Only these series of Senior Notes do not contain a Change of Control Offer covenant. Such covenant provides that, if a change of control triggering event occurs, each holder of the notes may require us to purchase all or a portion of such holder’s notes at a price equal to 101% of the principal amount, plus accrued interest, if any, to the date of purchase.

This schedule is provided in accordance with Instruction 2 to Regulation S-K Item 601, as each of the series of Senior Notes is governed by an instrument that differs only in the material respects set forth in the schedule above from the Officers’ Certificate identified as Exhibit 4.8 to this Form 10-K. Each of the series of Senior Notes identified above is also guaranteed by Waste Management Holdings, Inc. in favor of The Bank of New York Mellon Trust Company, N.A., as Trustee for the holders of Waste Management, Inc.’s Senior Notes.